Exhibit 15.1

Submission of Matters to a Vote of Security Holders

We held our Annual General Meeting of Shareholders on June 16, 2006. At the meeting, our shareholders voted on the following ten proposals and cast their votes as follows:

Proposal 1: To approve our Fiscal Year 2006 annual report and financial statements:

For	Against	Abstain
70,603,734	53,740	241,214
99.58%	0.08%	0.34%

Proposal 2: To approve a 2 for 1 split of our shares:

For	Against	Abstain
70,057,446	730,174	120,068
98.80%	1.03%	0.17%

Proposal 3: To approve that no dividend be distributed for Fiscal Year 2006:

For	Against	Abstain
68,435,612	2,341,020	195,652
96.42%	3.30%	0.28%

Proposal 4: To approve the new Logitech International S.A. 2006 Stock Incentive Plan:

For	Against	Abstain
51,066,822	18,940,992	978,680
71.94%	26.68%	1.38%

Proposal 5: To approve the increase of authorized capital by 10 million Swiss Francs (40 million shares on a post-split basis):

For	Against	Abstain
58,144,132	12,552,466	304,466
81.89%	17.68%	0.43%

Proposal 6: To authorize the Company to hold more than 10 percent of its shares:

For	Against	Abstain
57,723,938	13,013,054	249,052
81.32%	18.33%	0.35%

Proposal 7: To approve amendments to the articles of incorporation to more generally refer to the use of conditional capital for employee equity incentive plans, to delete the stipulated record date for general meetings of shareholders, and to delete references to old transactions:

For	Against	Abstain
61,642,720	7,554,840	1,802,304
86.82%	10.64%	2.54%

Proposal 8: To discharge members of the Board of Directors from liability for their activities during Fiscal Year 2006:

For	Against	Abstain
58,540,316	106,776	84,972
99.68%	0.18%	0.14%

Proposal 9: To elect the following nominees as directors for 3-year terms:

Nominee	For	Against	Abstain
Erh-Hsun Chang	58,840,156 82.90%	11,852,694 16.70%	287,054 0.40%

Kee-Lock Chua	70,659,762 99.55%	107,848 0.15%	216,394 0.30%

The terms of office of Logitech directors Gary Bengier, Daniel Borel, Matthew Bousquette, Guerrino De Luca, Frank Gill, Monika Ribar and Shin’ichi Okamoto continued after the meeting. Frank Gill resigned from the Board after the Annual General Meeting.

Proposal 10: To elect PricewaterhouseCoopers S.A. as our independent registered public accounting firm for the fiscal year ending March 31, 2007:

For	Against	Abstain
70,601,428	131,050	243,026
99.48%	0.18%	0.34%